Exhibit 99.2
WYETH
CONSOLIDATED CONDENSED BALANCE SHEETS
(In Thousands Except Per Share Amounts)
(Unaudited)

	June 30, 2009	December 31, 2008
ASSETS
Cash and cash equivalents	$9,196,917	$10,015,877
Marketable securities	6,702,594	4,529,395
Accounts receivable less allowances	3,928,679	3,646,439
Inventories:
Finished goods	1,037,203	995,810
Work in progress	1,776,036	1,540,456
Materials and supplies	524,231	460,162
	3,337,470	2,996,428
Other current assets including deferred taxes	2,426,941	2,293,201
Total Current Assets	25,592,601	23,481,340
Property, plant and equipment	17,308,774	16,877,480
Less accumulated depreciation	6,109,541	5,679,269
	11,199,233	11,198,211
Goodwill	4,277,299	4,261,737
Other intangibles, net of accumulated amortization (June 30, 2009-$407,712 and December 31, 2008-$372,872)	364,751	421,686
Other assets including deferred taxes	4,185,212	4,668,750
Total Assets	$45,619,096	$44,031,724

LIABILITIES
Loans payable	$916,863	$913,245
Trade accounts payable	1,059,888	1,254,369
Dividends payable	400,253	—
Accrued expenses	3,994,161	4,426,444
Accrued taxes	481,442	256,365
Total Current Liabilities	6,852,607	6,850,423
Long-term debt	10,551,802	10,826,013
Pension liabilities	1,677,701	1,601,289
Accrued postretirement benefit obligations other than pensions	1,816,421	1,777,315
Other noncurrent liabilities	3,933,860	3,802,842
Total Liabilities	24,832,391	24,857,882
Contingencies and commitments (Note 10)
STOCKHOLDERS’ EQUITY
$2.00 convertible preferred stock, par value $2.50 per share	17	22
Common stock, par value $0.33-1/3 per share	444,722	443,851
Additional paid-in capital	7,610,854	7,483,549
Retained earnings	14,076,238	12,868,799
Accumulated other comprehensive loss	(1,345,126)	(1,622,379)
Total Stockholders’ Equity	20,786,705	19,173,842
Total Liabilities and Stockholders’ Equity	$45,619,096	$44,031,724

The accompanying notes are an integral part of these consolidated condensed financial statements.

WYETH
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(In Thousands Except Per Share Amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Net revenue	$5,695,160	$5,945,358	$11,072,133	$11,656,007
Cost of goods sold	1,564,961	1,683,937	2,945,852	3,245,950
Selling, general and administrative expenses	1,598,518	1,832,500	3,190,327	3,554,713
Research and development expenses	885,305	836,067	1,658,425	1,675,444
Interest (income) expense, net	83,013	18,685	148,325	(8,771)
Other income, net	(242,901)	(44,677)	(365,512)	(188,162)
Income before income taxes	1,806,264	1,618,846	3,494,716	3,376,833
Provision for income taxes	534,245	496,752	1,024,537	1,057,792

Net income	$1,272,019	$1,122,094	$2,470,179	$2,319,041
Basic earnings per share	$0.95	$0.84	$1.85	$1.74
Diluted earnings per share	$0.94	$0.83	$1.83	$1.72
Dividends paid per share of common stock	$0.30	$0.28	$0.60	$0.56
Dividends declared per share of common stock	$0.60	$0.56	$0.90	$0.84

The accompanying notes are an integral part of these consolidated condensed financial statements.

WYETH
CONSOLIDATED CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
(In Thousands Except Per Share Amounts)
(Unaudited)

Six Months Ended June 30, 2009:

	$2.00 Convertible Preferred Stock	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
Balance at January 1, 2009	$22	$443,851	$7,483,549	$12,868,799	$(1,622,379)	$19,173,842
Net income				2,470,179		2,470,179
Currency translation adjustments					244,994	244,994
Derivative contracts adjustments, net					(92,813)	(92,813)
Marketable securities adjustments, net					51,749	51,749
Pension and postretirement benefit adjustments					73,323	73,323
Comprehensive income, net of tax						2,747,432
Cash dividends declared(1)				(1,199,756)		(1,199,756)
Common stock acquired for treasury		(583)	(7,320)	(62,984)		(70,887)
Common stock issued for stock options		346	41,038			41,384
Stock-based compensation expense			101,880			101,880
Issuance of restricted stock awards		1,083	60			1,143
Tax benefit (reduction) from exercises/ cancellations of stock options			(8,333)			(8,333)
Other exchanges	(5)	25	(20)			—
Balance at June 30, 2009	$17	$444,722	$7,610,854	$14,076,238	$(1,345,126)	$20,786,705

Six Months Ended June 30, 2008:
	$2.00 Convertible Preferred Stock	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
Balance at January 1, 2008	$23	$445,929	$7,125,544	$10,417,606	$221,433	$18,210,535
Net income				2,319,041		2,319,041
Currency translation adjustments					550,512	550,512
Derivative contracts adjustments, net					(25,632)	(25,632)
Marketable securities adjustments, net					(26,999)	(26,999)
Pension and postretirement benefit adjustments					3,165	3,165
Comprehensive income, net of tax						2,820,087
Cash dividends declared(2)				(1,120,941)		(1,120,941)
Common stock acquired for treasury		(3,158)	(33,649)	(356,094)		(392,901)
Common stock issued for stock options		587	71,445			72,032
Stock-based compensation expense			176,100			176,100
Issuance of restricted stock awards		1,043	(1,175)			(132)
Tax benefit (reduction) from exercises/ cancellations of stock options			(3,096)			(3,096)
Other exchanges		4	(3)			1
Balance at June 30, 2008	$23	$444,405	$7,335,166	$11,259,612	$722,479	$19,761,685

(1)	Included in cash dividends declared were the following dividends payable at June 30, 2009:
- Common stock cash dividend of $0.30 per share ($400,250 in the aggregate) declared on June 11, 2009 and payable on September 1, 2009; and
- Preferred stock cash dividends of $0.50 per share ($3 in the aggregate) declared on April 23, 2009 and paid on July 1, 2009.

(2)	Included in cash dividends declared were the following dividends payable at June 30, 2008:
- Common stock cash dividend of $0.28 per share ($373,310 in the aggregate) declared on June 26, 2008 and payable on September 2, 2008; and
- Preferred stock cash dividends of $0.50 per share ($5 in the aggregate) declared on June 26, 2008 and payable on October 1, 2008.

The accompanying notes are an integral part of these consolidated condensed financial statements.

WYETH
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(In Thousands)
(Unaudited)

	Six Months Ended June 30,
	2009	2008
Operating Activities
Net income	$2,470,179	$2,319,041
Adjustments to reconcile net income to net cash provided by operating activities:
Net gains on sales and dispositions of assets	(17,628)	(136,959)
Depreciation and amortization	508,178	483,441
Stock-based compensation	101,880	176,100
Change in other assets (including deferred income taxes)	(53,087)	284,849
Diet drug litigation payments	(97,359)	(888,659)
Changes in working capital, net	(671,997)	(677,598)
Other items, net	321,823	311,441
Net cash provided by operating activities	2,561,989	1,871,656

Investing Activities
Purchases of intangibles, property, plant and equipment	(426,570)	(574,116)
Proceeds from sales of assets	57,440	146,679
Proceeds from sales and maturities of marketable securities	5,091,302	856,892
Purchases of marketable securities	(7,221,257)	(1,032,122)
Net purchases of government guaranteed promissory notes	(350,000)	—
Proceeds from interest rate swap termination	383,578	—
Net cash used for investing activities	(2,465,507)	(602,667)

Financing Activities
Repayments and repurchases of debt	(110,939)	(300,000)
Other borrowing transactions, net	(4,338)	4,036
Dividends paid	(799,503)	(747,626)
Purchases of common stock for Treasury	(70,887)	(392,901)
Exercises of stock options	42,158	72,849
Net cash used for financing activities	(943,509)	(1,363,642)
Effect of exchange rate changes on cash and cash equivalents	28,067	23,404
Decrease in cash and cash equivalents	(818,960)	(71,249)
Cash and cash equivalents, beginning of period	10,015,877	10,453,879
Cash and cash equivalents, end of period	$9,196,917	$10,382,630

The accompanying notes are an integral part of these consolidated condensed financial statements.

WYETH
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
(Unaudited)

Note 1.	Summary of Significant Accounting Policies

Recently Issued Accounting Standards:

In April 2009, the Financial Accounting Standards Board (FASB) issued FASB Staff Position (FSP) FAS 141(R)-1, “Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arise from Contingencies” (FSP 141(R)-1). FSP 141(R)-1 requires contingencies acquired in a business combination accounted for under Statement of Financial Accounting Standards (SFAS) No. 141(R) “Business Combinations,” to be recorded at acquisition date fair value, if determinable. If the fair value cannot be determined, an entity is required to follow existing guidance in SFAS No. 5, “Accounting for Contingencies,” and FASB Interpretation No. 14, “Reasonable Estimation of a Loss.” FSP 141(R)-1 also requires additional disclosures of the contingencies recognized at acquisition, including the nature of the contingency, the amount recognized and the measurement basis used. FSP 141(R)-1 is effective prospectively for fiscal years beginning after December 15, 2008. The Company has not had any business combinations since the effective date of FSP 141(R)-1 but will comply with the requirements when applicable.

In June 2009, the FASB issued SFAS No. 165, “Subsequent Events” (SFAS No. 165). SFAS No. 165 defines subsequent events and requires an entity to evaluate events that occur after the balance sheet date but before its financial statements are either issued or are available to be issued for possible measurement and recognition as of the balance sheet date. SFAS No. 165 also requires the disclosure of the date through which subsequent events have been evaluated, as well as a pro forma disclosure of the financial statement effect of a nonrecognized subsequent event if material to the reporting entity. SFAS No. 165 is effective prospectively for interim and annual periods ending after June 15, 2009. The Company has adopted SFAS No. 165 beginning with the 2009 second quarter.

In June 2009, the FASB issued SFAS No. 166, “Accounting for Transfers of Financial Assets – an amendment of FASB Statement No. 140” (SFAS No. 166). SFAS No. 166 eliminates the Qualifying Special Purpose Entity concept, amends the guidance entities use when determining whether a transfer of a financial asset qualifies as a sale, and requires that a transferor of a financial asset initially record beneficial interests received pursuant to the transfer at fair value. SFAS No. 166 also requires additional disclosures detailing the relationship between a transferor and transferee, including any continued financial interests retained by the transferor subsequent to a transfer of assets. SFAS No. 166 is effective prospectively for fiscal years beginning after November 15, 2009. The Company currently is assessing the impact of SFAS No. 166 on its consolidated financial position and results of operations.

In June 2009, the FASB issued SFAS No. 167, “Amendments to FASB Interpretation No. 46(R)” (SFAS No. 167). SFAS No. 167 amends the consolidation guidance for Variable Interest Entities (VIE), including requiring an ongoing qualitative assessment of the primary beneficiary of a VIE, the removal of the Qualifying Special Purpose Entity scope exception from FASB Interpretation No. 46(R), and amending guidance on determining an entity’s status as a VIE. SFAS No. 167 is effective prospectively for fiscal years beginning after November 15, 2009. The Company currently is assessing the impact of SFAS No. 167 on its consolidated financial position and results of operations.

WYETH
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
(Unaudited)

In June 2009, the FASB issued SFAS No. 168, “The FASB Accounting Standards CodificationTM and the Hierarchy of Generally Accepted Accounting Principles” (SFAS No. 168). SFAS No. 168 replaces SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles,” as the source of authoritative Generally Accepted Accounting Principles (GAAP), in addition to the rules and interpretative releases of the U.S. Securities and Exchange Commission (SEC) as they apply to SEC registrants. SFAS No. 168 separates existing accounting guidance as either authoritative or nonauthoritative and applies to financial statements of all nongovernmental entities that are presented in conformity with GAAP. SFAS No. 168 is effective for all financial statements issued after September 15, 2009, including those issued in interim periods. The Company does not anticipate that the adoption of SFAS No. 168 will have a material effect on its consolidated financial position or results of operations.

In December 2007, the FASB ratified Emerging Issues Task Force (EITF) 07-1, “Accounting for Collaborative Arrangements” (EITF 07-1). EITF 07-1 provides guidance for determining if a collaborative arrangement exists and establishes procedures for reporting revenue and costs generated from transactions with third parties, as well as between the parties within the collaborative arrangement, and provides guidance for financial statement disclosures of collaborative arrangements. EITF 07-1 became effective for the Company on January 1, 2009. The following are collaborative arrangements that are significant to the Company:

•
The Company and Amgen Inc. (Amgen) have a collaborative arrangement for the selling and marketing of ENBREL in the United States and Canada under which the Company is entitled to a percentage of Amgen’s gross profit on sales in the U.S. and Canadian markets. The Company records this as alliance revenue. The Company has exclusive rights to  ENBREL  outside the United States and Canada. In addition, the Company and Amgen share equally selling and marketing costs in the United States and Canada. The Company records these costs in  Selling, general and administrative expenses . Further, the Company and Amgen have a global supply collaboration whereby a blended worldwide cost of goods is used by each company.

•
The Company and Elan Corporation, plc are collaborating to research, develop and commercialize bapineuzumab (AAB-001) for the treatment of patients with mild to moderate Alzheimer’s disease, as well as other compounds for neurodegenerative conditions. The agreement between the parties provides that the two companies share equally in the research and development costs. The Company records these costs in  Research and development expenses . When, and if, a product is approved, the parties will jointly commercialize the product globally and will share profits.

The Company also has numerous other collaborative arrangements, none of which are individually or in the aggregate significant.

WYETH
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
(Unaudited)

Reclassifications: Certain reclassifications have been made to the June 30, 2008 consolidated condensed financial statements and accompanying notes to conform with the June 30, 2009 presentation.

Note 2.	Earnings per Share

The following table sets forth the computations of basic earnings per share and diluted earnings per share:

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands except per share amounts)	2009	2008	2009	2008
Numerator:
Net income less preferred dividends	$1,272,015	$1,122,085	$2,470,171	$2,319,027
Denominator:
Weighted average common shares outstanding	1,333,435	1,332,682	1,332,544	1,333,945
Basic earnings per share	$0.95	$0.84	$1.85	$1.74
Numerator:
Net income	$1,272,019	$1,122,094	$2,470,179	$2,319,041
Interest expense, net of tax, on contingently convertible debt	2,485	6,765	5,440	13,836
Net income, as adjusted	$1,274,504	$1,128,859	$2,475,619	$2,332,877
Denominator:
Weighted average common shares outstanding	1,333,435	1,332,682	1,332,544	1,333,945
Common stock equivalents of outstanding stock options, deferred contingent common stock awards, performance share awards, service-vested restricted stock awards and convertible preferred stock (1)	9,050	9,838	8,508	8,982
Common stock equivalents of assumed conversion of contingently convertible debt	13,586	16,976	14,137	16,976
Total shares(1)	1,356,071	1,359,496	1,355,189	1,359,903
Diluted earnings per share(1)	$0.94	$0.83	$1.83	$1.72

(1)
At June 30, 2009 and 2008, approximately 80,801 and 98,401 shares of common stock, respectively, related to options outstanding under the Company’s Stock Incentive Plans, were excluded from the computation of diluted earnings per share, as the effect would have been antidilutive.

On July 15, 2009, $765.1 million in aggregate principal amount of the Company’s Floating Rate Convertible Senior Debentures due 2024 (the Convertible Debentures) were validly tendered and accepted for purchase at par value. The Convertible Debentures were tendered to the Company pursuant to the put option contained in the Convertible Debentures and represented approximately 97.1 percent of the aggregate principal amount of the outstanding Convertible Debentures at the time of purchase.

WYETH
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
(Unaudited)

On July 15, 2009, the Company redeemed all of its outstanding $2 convertible preferred stock. The redemption price for each share was $60.08, which included an amount equal to all accrued but unpaid dividends up to, and including, the redemption date. Each share of convertible preferred stock was convertible into 36 shares of common stock, and holders could elect to convert all, or a portion of, their convertible preferred stock into Wyeth common stock at any time prior to the close of business on the redemption date. This redemption was made at Pfizer’s request pursuant to the merger agreement with Pfizer.

Note 3.	Pensions and Other Postretirement Benefits

Net periodic benefit cost for the Company’s defined benefit pension plans and other postretirement benefit plans for the three and six months ended June 30, 2009 and 2008 were as follows:

	Pensions
(In thousands)	Three Months Ended June 30,		Six Months Ended June 30,
Components of Net Periodic Benefit Cost	2009	2008	2009	2008
Service cost	$52,646	$54,412	$105,213	$108,739
Interest cost	83,302	86,820	166,005	173,549
Expected return on plan assets	(80,995)	(105,265)	(161,356)	(210,505)
Prior service cost	651	995	1,597	1,973
Transition obligation	117	123	214	241
Recognized net actuarial loss	53,144	16,597	106,187	33,191
Termination benefits	—	13,562	—	13,562
Curtailment gain	(657)	—	(1,303)	—
Net periodic benefit cost	$108,208	$67,244	$216,557	$120,750

	Other Postretirement Benefits
(In thousands)	Three Months Ended June 30,		Six Months Ended June 30,
Components of Net Periodic Benefit Cost	2009	2008	2009	2008
Service cost	$14,845	$13,923	$29,672	$27,980
Interest cost	28,759	28,306	57,454	56,525
Prior service cost (credit)	(11,826)	(12,545)	(23,647)	(22,684)
Recognized net actuarial loss	12,467	13,101	24,910	23,755

Net periodic benefit cost	$44,245	$42,785	$88,389	$85,576

During the six months ended June 30, 2009, contributions of $70.8 million were made to the Company’s defined benefit pension plans, and payments of $47.2 million were made for other postretirement benefits. The Company expects to contribute for the 2009 full year approximately $450.0 million to its defined benefit pension plans and make payments of approximately $103.0 million for its other postretirement benefit plans.

WYETH
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
(Unaudited)

Note 4.	Marketable Securities

The carrying cost, gross unrealized gains (losses) and fair value of available-for-sale securities by major security type at June 30, 2009 and December 31, 2008 were as follows:

(In thousands) At June 30, 2009	Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Fair Value
Available-for-sale:
Commercial paper	$778,449	$210	$(35)	$778,624
Certificates of deposit	39,303	55	(43)	39,315
U.S. Treasury and agency securities	4,134,051	3,481	(12)	4,137,520
Corporate debt securities	1,362,876	3,481	(19,368)	1,346,989
Asset-backed securities	149,203	1,073	(17,133)	133,143
Mortgage-backed securities	282,495	4,441	(30,717)	256,219
Equity securities	13,130	1,387	(3,733)	10,784

Total marketable securities	$6,759,507	$14,128	$(71,041)	$6,702,594

(In thousands) At December 31, 2008	Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Fair Value
Available-for-sale:
Commercial paper	$223,238	$595	$—	$223,833
Certificates of deposit	167,772	358	(218)	167,912
U.S. Treasury and agency securities	1,909,176	9,250	(11)	1,918,415
Corporate debt securities	1,727,869	985	(77,473)	1,651,381
Asset-backed securities	206,392	—	(22,934)	183,458
Mortgage-backed securities	400,042	3,368	(36,089)	367,321
Equity securities	15,043	4,315	(2,283)	17,075

Total marketable securities	$4,649,532	$18,871	$(139,008)	$4,529,395

The following table summarizes the Company’s marketable securities at June 30, 2009 and December 31, 2008 that have been in an unrealized loss position for less than 12 months and those that have been in an unrealized loss position for 12 months or more:

	Less than 12 Months		12 Months or More		Total
(In thousands) At June 30, 2009	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
Available-for-sale:
Commercial paper	$244,753	$(35)	$—	$—	$244,753	$(35)
Certificates of deposit	11,145	(15)	6,571	(28)	17,716	(43)
U.S. Treasury and agency securities	299,856	(12)	—	—	299,856	(12)
Corporate debt securities	125,969	(1,359)	772,494	(18,009)	898,463	(19,368)
Asset-backed securities	26,375	(8,671)	97,736	(8,462)	124,111	(17,133)
Mortgage-backed securities	51,738	(18,251)	76,395	(12,466)	128,133	(30,717)
Equity securities	8,176	(3,641)	67	(92)	8,243	(3,733)
Total marketable securities	$768,012	$(31,984)	$953,263	$(39,057)	$1,721,275	$(71,041)

WYETH
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
(Unaudited)

	Less than 12 Months		12 Months or More		Total
(In thousands) At December 31, 2008	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
Available-for-sale:
Certificates of deposit	$25,651	$(166)	$9,047	$(52)	$34,698	$(218)
U.S. Treasury and agency securities	8,309	(11)	—	—	8,309	(11)
Corporate debt securities	607,342	(18,593)	825,598	(58,880)	1,432,940	(77,473)
Asset-backed securities	33,213	(3,390)	115,685	(19,544)	148,898	(22,934)
Mortgage-backed securities	100,263	(29,244)	66,335	(6,845)	166,598	(36,089)
Equity securities	3,376	(2,212)	28	(71)	3,404	(2,283)
Total marketable securities	$778,154	$(53,616)	$1,016,693	$(85,392)	$1,794,847	$(139,008)

The Company has determined that the marketable securities that have been in an unrealized loss position for 12 months or more are not other than temporarily impaired because the Company does not have the intent to sell these marketable securities and has the ability to hold the marketable securities until maturity.

The Company’s net realized losses on its investments for the three months ended June 30, 2009 were $2.3 million, and for the six months ended June 30, 2009, the Company had net realized gains of $4.3 million. For the three and six months ended June 30, 2008, net realized losses on the Company’s investments were $26.3 million and $30.2 million, respectively.

The contractual maturities of debt securities classified as available-for-sale at June 30, 2009 were as follows:

(In thousands)	Cost	Fair Value
Available-for-sale:
Due within one year	$5,786,930	$5,784,876
Due one year through five years	594,021	581,371
Due five years through 10 years	30,741	30,614
Due after 10 years	334,685	294,949
Total	$6,746,377	$6,691,810

The Company monitors its investments with counterparties with the objective of minimizing concentrations of credit risk. The Company’s investment policy places limits on the amount and time to maturity of investments with any individual institution. The policy also requires that investments are made only with highly rated corporate and financial institutions.

In April 2009, FASB issued FSP FAS No. 115-2 and FAS 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments” (FSP FAS 115-2), which amended the existing guidance on determining whether an impairment for investments in debt securities is other than temporary. The new guidance was effective for the Company’s 2009 second quarter. FSP FAS 115-2 required a reclassification upon adoption to retained earnings with a corresponding offset to accumulated other comprehensive income for the portion of other-than-temporary impairment (OTTI) recorded in earnings in previous periods on securities in the Company’s portfolio at March 31, 2009 that were related to factors other than credit and would not have been required to be recognized in earnings had the new guidance been effective for those periods. The reclassification for the initial adoption of FSP FAS 115-2 was not material to the Company and, therefore, was not recorded.

WYETH
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
(Unaudited)

The following table presents a roll forward for the three months ended June 30, 2009 of the credit-related loss on debt securities that have been written down for other-than-temporary impairment (OTTI) for which the credit loss component has been recognized in earnings.

(In thousands)
Cumulative OTTI credit losses recognized for securities held at April 1, 2009	$206,558
Additions for OTTI securities where no credit losses were recognized prior to April 1, 2009	5,000
Reduction for sales of credit-impaired securities	(15,991)
Cumulative OTTI credit losses recognized for securities held at June 30, 2009	$195,567

Note 5.	Fair Value Measurements

The Company uses the following methods for determining fair value in accordance with SFAS No. 157, “Fair Value Measurements.” For assets and liabilities that are measured using quoted prices in active markets for the identical asset or liability, the total fair value is the published market price per unit multiplied by the number of units held without consideration of transaction costs (Level 1). Assets and liabilities that are measured using significant other observable inputs are valued by reference to similar assets or liabilities, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data (Level 2). For all remaining assets and liabilities for which there are no significant observable inputs, fair value is derived using an assessment of various discount rates, default risk, credit quality and the overall capital market liquidity (Level 3).

WYETH
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
(Unaudited)

The following table summarizes the basis used to measure certain assets and liabilities at fair value on a recurring basis in the balance sheet:

		Fair Value Measurements at June 30, 2009 Using
(In thousands) Description	Balance at June 30, 2009	Quoted Prices in Active Markets for Identical Items (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Marketable securities available-for-sale	$6,702,594	$10,784	$6,675,064	$16,746
Option and forward contracts	36,866	—	36,866	—
Other	124,900	—	124,900	—
Total assets	$6,864,360	$10,784	$6,836,830	$16,746

Liabilities:
Forward contracts	$222	—	$222	—
Other	502	—	502	—
Total liabilities	$724	—	$724	—

The following table presents the changes in fair value for assets that have no significant observable inputs (Level 3):

	Level 3 Marketable Securities Available-for-Sale
(In thousands)	Three Months Ended June 30, 2009	Six Months Ended June 30, 2009
Balance at beginning of period	$26,846	$26,960
Total gains (losses) (realized/unrealized):
Included in Other income, net	(2)	(995)
Included in other comprehensive income	488	1,048
Net purchases, sales, issuances and settlements	(1,831)	(2,870)
Net transfers out/in	(8,755)	(7,397)
Balance at end of period	$16,746	$16,746

As of June 30, 2009, the Company’s long-term debt had a carrying value of $11,468.7 million and a fair value of $11,795.6 million.

WYETH
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
(Unaudited)

Note 6.	Derivative Financial Instruments

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133” (SFAS No. 161). SFAS No. 161 requires entities to provide enhanced disclosure about how and why the entity uses derivative instruments, how the instruments and related hedged items are accounted for under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (SFAS No. 133), and how the instruments and related hedged items affect the financial position, results of operations and cash flows of the entity. The Company adopted SFAS No. 161 during the quarter ended March 31, 2009.

The Company manages its exposure to certain market risks, including foreign exchange and interest rate risks, through the use of derivative financial instruments. On the date that the Company enters into a derivative contract, it designates the derivative as either a:

(1) Fair Value Hedge. For derivative contracts that are designated and qualify as fair value hedges, the derivative instrument is marked-to-market with gains and losses recognized in current period earnings to offset the respective losses and gains recognized on the underlying exposure. The Company’s interest rate swaps, which are composed of fixed-to-floating rate interest rate swaps, qualify as fair value hedges. In April 2009, the Company discontinued the $5,000.0 million notional amount of interest rate swap contracts, which were used to manage exposures to changes in interest rates. As a result of this transaction, the Company received cash of $383.6 million and recorded a deferred gain (reflected in current and long-term debt, as appropriate), which will be amortized against interest expense over the remaining term of the underlying debt instruments; or

(2) Foreign Currency Cash Flow Hedge. SFAS No. 133 requires that the Company perform periodic assessments of hedge effectiveness. The Company assesses, both at the inception of each hedge and on an ongoing basis thereafter, whether the derivatives that are used in its hedging transactions are highly effective in offsetting changes in cash flows of the hedged items. For derivative contracts that are designated and qualify as foreign currency cash flow hedges, the effective portion of gains and losses on these contracts is reported as a component of  Accumulated other comprehensive income (loss)  (AOCI) and reclassified into earnings in the same period the hedged transaction affects earnings. Any hedge ineffectiveness on cash flow hedges is immediately recognized in earnings. Ineffectiveness is minimized through the proper relationship of the hedging derivative contract with the hedged item. For the three and six months ended June 30, 2009 and 2008, there was no hedge ineffectiveness recorded in the consolidated condensed statements of operations. The Company uses foreign currency option and forward contracts in its cash flow hedging program to partially cover foreign currency risk related to international intercompany inventory sales. The unrealized net gains or losses in Accumulated other comprehensive income (loss)  on these cash flow hedges will be reclassified into the consolidated condensed statement of operations when the inventory is sold to a third party, generally three months after the expiration of the option or forward contract. Option and forward contracts outstanding as of June 30, 2009 expire no later than December 2009.

The Company also uses short-term foreign currency forward contracts and swap contracts as economic hedges to neutralize month-end balance sheet exposures. These contracts are not designated as hedging instruments. The contracts take the opposite currency position of the underlying exposure in the month-end balance sheet to counterbalance the effect of any currency movement and are recorded at fair value on the consolidated condensed balance sheet, with the gain or loss recognized in current period earnings.

WYETH
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
(Unaudited)

The cash flows from each of the Company’s derivative contracts are reflected as operating activities in the consolidated condensed statements of cash flows. The Company does not hold any derivative instruments for trading purposes.

The fair value of foreign currency forward and option contracts and interest rate swaps reflects the present value of the contracts, taking into consideration counterparty credit risk, at June 30, 2009 and 2008.

The following table summarizes the balance sheet locations and fair values of the Company’s derivative financial instruments as of June 30, 2009 and 2008:

		Derivative Instruments at June 30,
		2009		2008
(In thousands) Description	Balance Sheet Location	Notional Amount	Assets (Liabilities) Fair Value	Notional Amount	Assets (Liabilities) Fair Value
Derivative instruments designated as hedging instruments under SFAS No. 133:
Interest rate swaps	Other assets, including deferred taxes	—	—	$5,000,000	$152,591
Foreign currency forward and option contracts	Other current assets, including deferred taxes	$1,236,685	$36,866	—	—
Foreign currency forward and option contracts	Accrued expenses	—	—	2,654,692	(36,613)
Foreign currency forward and option contracts	Other noncurrent liabilities	—	—	397,764	(3,946)
Total derivative instruments designated as hedging instruments under SFAS No. 133			36,866		112,032

Derivative instruments not designated as hedging instruments under SFAS No. 133:
Foreign currency forward and swap contracts	Accrued expenses	2,184,882	(222)	—	—
Foreign currency forward and swap contracts	Other assets, including deferred taxes	—	—	2,353,776	207
Total derivative instruments not designated as hedging instruments under SFAS No. 133			(222)		207
Total			$36,644		$112,239

WYETH
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
(Unaudited)

The following tables summarize the effect of derivative instruments on the Company’s consolidated condensed statements of operations for the three and six months ended June 30, 2009 and 2008:

(In thousands) Description	Location of Gain (Loss) Recognized in the Consolidated Condensed Statement of Operations	Gain (Loss) Three Months Ended June 30,
		2009	2008
Fair value hedging instruments:
Interest rate swaps	Interest (income) expense, net	$33,879	$22,209
Derivatives not designated as hedging instruments under SFAS No. 133:
Foreign currency forward and swap contracts	Other income, net	$(122,446)	$3,993

(In thousands) Description	Location of Gain (Loss) Recognized in the Consolidated Condensed Statement of Operations	Gain (Loss) Six Months Ended June 30,
		2009	2008
Fair value hedging instruments:
Interest rate swaps	Interest (income) expense, net	$76,933	$53,300
Derivatives not designated as hedging instruments under SFAS No. 133:
Foreign currency forward and swap contracts	Other income, net	$(76,179)	$(110,120)

WYETH
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
(Unaudited)

	Gain (Loss) Recognized in AOCI as of June 30,		Location of Gain (Loss) Reclassified from AOCI to the Consolidated Condensed Statement of Operations	Gain (Loss) Reclassified from AOCI to the Consolidated Condensed Statement of Operations
(In thousands) Description				Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008		2009	2008	2009	2008
Cash flow hedging instruments:
Foreign currency option and forward contracts	$53,158	$(54,314)	Other income, net	$77,516	$(21,945)	$146,456	$(34,588)

Credit Risk of Derivatives

The use of derivative instruments exposes the Company to credit risk. If the counterparty fails to perform, the credit risk is equal to the Company’s fair value gain, if any, in the derivative. When the fair value of a derivative instrument contract is positive, this generally indicates that the counterparty owes the Company and, therefore, creates a credit risk for the Company. When the fair value of a derivative instrument contract is negative, the Company owes the counterparty and may be required to post collateral to one or more counterparties equal to the liability. The Company seeks to minimize the credit risk in derivative instruments by entering into transactions with reputable broker-dealers (financial institutions) that are reviewed periodically by the Company with the objective of minimizing credit risk. The Company has a policy of diversifying derivatives counterparties to mitigate the overall risk of counterparty defaults.

WYETH
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
(Unaudited)

Note 7.	Productivity Initiatives

During the 2009 first half, the Company continued to implement productivity initiatives and realize the benefits of Project Impact. Prior to 2008, the Company had other global productivity initiatives in place.

The Company recorded the following charges related to its productivity initiatives for the three and six months ended June 30, 2009 and 2008:

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands except per share amounts)	2009	2008	2009	2008
Personnel costs	$26,369	$104,287	$57,880	$257,309
Accelerated depreciation and plant write-downs	14,655	10,984	29,095	21,402
Other closure/exit costs(1)	3,841	39,929	29,640	62,104
Total productivity initiatives charges	44,865	155,200	116,615	340,815
Gain on asset sale(2)	—	—	—	(104,655)
Net productivity initiatives charges	$44,865	$155,200	$116,615	$236,160
Net productivity initiatives charges, after-tax	$30,815	$110,480	$85,375	$180,090
Decrease in diluted earnings per share	$0.02	$0.08	$0.06	$0.13

(1)
Includes consulting fees incurred in connection with developing the productivity initiatives of approximately $2,693 and $2,286 for the three months ended June 30, 2009 and 2008, respectively, and $15,815 and $13,967 for the six months ended June 30, 2009 and 2008, respectively.

(2)	Represents the net gain on the sale of a manufacturing facility in Japan.

The net productivity initiatives charges were recorded as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands)	2009	2008	2009	2008
Cost of goods sold	$37,603	$47,641	$104,171	$113,569
Selling, general and administrative expenses	6,026	101,551	11,190	202,125
Research and development expenses	1,236	6,008	1,254	25,121
Total productivity initiatives charges	44,865	155,200	116,615	340,815
Other income, net	—	—	—	(104,655)
Net productivity initiatives charges	$44,865	$155,200	$116,615	$236,160

WYETH
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
(Unaudited)

Net productivity initiatives charges are recorded in the Corporate segment. The following table sets forth net productivity initiatives charges as they relate to the Company’s reportable segments:

(In thousands)	Three Months Ended June 30,		Six Months Ended June 30,
Segment	2009	2008	2009	2008
Pharmaceuticals	$41,742	$142,263	$110,106	$301,084
Consumer Healthcare	123	4,427	2,509	25,636
Animal Health	1,000	2,624	2,000	3,664
Corporate	2,000	5,886	2,000	10,431
Total productivity initiatives charges	44,865	155,200	116,615	340,815
Gain on asset sale - Pharmaceuticals	—	—	—	(104,655)
Net productivity initiatives charges	$44,865	$155,200	$116,615	$236,160

The following table summarizes the net productivity initiatives charges, payments made and the reserve balance at June 30, 2009:

	Changes in Reserve Balance
(In thousands)	Reserve at December 31,	Total Net Charges Six	Net Payments/ Non-cash	Reserve at June 30,
Productivity Initiatives	2008	Months	Charges	2009
Personnel costs	$359,703	$57,880	$(108,922)	$308,661
Accelerated depreciation and plant write-downs	—	29,095	(29,095)	—
Other closure/exit costs	6,187	29,640	(29,761)	6,066
Total	$365,890	$116,615	$(167,778)	$314,727

At June 30, 2009, the reserve balance for personnel costs related primarily to committed employee severance obligations and other employee-related costs associated with the Company’s productivity initiatives. These amounts are expected to be paid over the next 24 months. It is expected that additional costs will be incurred under the Company’s productivity initiatives over the next several years.

WYETH
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
(Unaudited)

Note 8.	Stock-Based Compensation

The following table summarizes the components and classification of stock-based compensation expense for the three and six months ended June 30, 2009 and 2008:

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands)	2009	2008	2009	2008
Stock options	$19,105	$49,934	$44,729	$80,944
Restricted stock unit awards	16,768	32,978	34,660	54,666
Performance share unit awards	11,423	31,227	22,491	40,490
Total stock-based compensation expense	$47,296	$114,139	$101,880	$176,100

Cost of goods sold	$4,348	$11,473	$9,482	$18,267
Selling, general and administrative expenses	28,111	68,575	60,393	105,473
Research and development expenses	14,837	34,091	32,005	52,360
Total stock-based compensation expense	47,296	114,139	101,880	176,100
Tax benefit	16,240	39,342	35,042	60,795
Net stock-based compensation expense	$31,056	$74,797	$66,838	$115,305

In connection with the Company’s merger agreement with Pfizer, the Company agreed that in lieu of granting equity-based long-term incentive awards for 2009, it would grant long-term incentive awards settled in cash. In February 2009, the Compensation and Benefits Committee of the Company’s Board of Directors adopted, and the Company’s Board of Directors ratified the adoption of, the Wyeth 2009 Cash Long-Term Incentive Plan, which provides for the grant of cash-settled awards to eligible employees in an amount not to exceed $300 million in the aggregate. These awards vest on the third anniversary of the grant date, subject to acceleration in the event of a qualifying termination of employment following a change in control. These awards are not stock-based compensation and, therefore, are not reflected in the table above.

Note 9.	Income Taxes

Taxing authorities in various jurisdictions are in the process of reviewing the Company’s tax returns. Except for the California Franchise Tax Board, where the Company has filed protests for the 1996-2003 tax years, taxing authorities are generally reviewing the Company’s tax returns for post-2001 tax years, including the Internal Revenue Service, which has begun its audit of the Company’s tax returns for the 2002-2005 tax years. Certain of these taxing authorities are examining tax positions associated with the Company’s cross-border arrangements. While the Company believes that these tax positions are appropriate and that its reserves are adequate with respect to such positions, it is possible that one or more taxing authorities will propose adjustments in excess of such reserves and that conclusion of these audits will result in adjustments in excess of such reserves. An unfavorable resolution for open tax years could have a material effect on the Company’s results of operations or cash flows in the period in which an adjustment is recorded and in future periods. The Company believes that an unfavorable resolution for open tax years would not be material to the financial position of the Company; however, each year, the Company records significant tax benefits with respect to its cross-border arrangements, and, therefore, the possibility of a resolution that is material to the financial position of the Company cannot be excluded.

WYETH
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
(Unaudited)

Note 10.	Contingencies and Commitments

The Company is involved in various legal proceedings, including product liability, patent, commercial, environmental and antitrust matters, of a nature considered normal to its business, the most important of which are described below and/or have been described in the Company’s 2008 Financial Report as incorporated in its 2008 Annual Report on Form 10-K (referred to as the Company’s 2008 Financial Report) and/or the Company’s Quarterly Report on Form 10-Q for the 2009 first quarter. It is the Company’s policy to accrue for amounts related to these legal matters if it is probable that a liability has been incurred and an amount is reasonably estimable. Additionally, the Company records insurance receivable amounts from third-party insurers when recovery is probable.

Like many pharmaceutical companies in the current legal environment, the Company is involved in legal proceedings, including product liability litigation, patent litigation, and suits and investigations relating to, among other things, pricing practices and promotional activities brought by governments and private payors, which are significant to its business, are complex in nature and have outcomes that are difficult to predict. Product liability claims, regardless of their merits or their ultimate outcomes, are costly, divert management’s attention, may adversely affect the Company’s reputation and demand for its products, and may result in significant damages. Patent litigation, if resolved unfavorably, can injure the Company’s business by subjecting the Company’s products to earlier than expected generic competition and also can give rise to payment of significant damages or restrictions on the Company’s future ability to operate its business. Investigations and/or suits brought by governments and/or private payors, regardless of their merits, are costly, divert management’s attention, and may adversely affect the Company’s reputation and demand for its products and, if resolved unfavorably, result in significant payments of fines or damages.

The Company intends to vigorously defend itself and its products in the litigation described below and in its prior filings and believes its legal positions are strong. However, from time to time, the Company may settle or decide no longer to pursue particular litigation as it deems advisable. In light of the circumstances discussed above, it is not possible to determine the ultimate outcome of the Company’s legal proceedings, and, therefore, it is possible that the ultimate outcome of these proceedings could be material to the Company’s results of operations, cash flows and financial position.

The following presents certain recent developments concerning the Company’s legal proceedings and should be read in conjunction with the Company’s prior reports, including the Company’s 2008 Financial Report and Quarterly Report on Form 10-Q for the 2009 first quarter.

WYETH
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
(Unaudited)

Product Liability Litigation

Diet Drug Litigation

The litigation against the Company alleging that the Company’s former weight loss products, REDUX and/or PONDIMIN, caused certain serious conditions, including valvular heart disease and primary pulmonary hypertension (PPH), is described in the Company’s 2008 Financial Report and Quarterly Report on Form 10-Q for the 2009 first quarter. Total diet drug litigation payments were $44.3 million and $97.3 million for the 2009 second quarter and 2009 first half, respectively, of which $12.9 million and $27.1 million, respectively, were made in connection with the nationwide settlement. Payments under the nationwide settlement may continue, if necessary, until 2018.

As of June 30, 2009, the Company was a defendant in approximately 35 pending lawsuits in which the plaintiff alleges a claim of PPH, alone or with other alleged injuries. During the course of settlement discussions, certain plaintiffs’ attorneys have informed the Company that they represent additional individuals who claim to have PPH, but the Company is unable to evaluate whether any such additional purported cases of PPH would meet the nationwide settlement agreement’s definition of PPH, a precondition to maintaining such a lawsuit. The Company continues to work toward resolving the claims of individuals who allege that they have developed PPH as a result of their use of the diet drugs and intends to vigorously defend those PPH cases that cannot be resolved prior to trial.

The Company has taken charges in connection with the REDUX and PONDIMIN diet drug matters, which to date total $21,100.0 million. The $993.9 million reserve balance at June 30, 2009 represents management’s best estimate, within a range of outcomes, of the aggregate amount required to cover diet drug litigation costs, including payments in connection with the nationwide settlement, claims asserted by opt outs from the nationwide settlement, PPH claims and the Company’s legal fees related to the diet drug litigation. It is possible that additional reserves may be required in the future, although the Company does not believe that the amount of any such additional reserves is likely to be material.

Hormone Therapy Litigation

The litigation against the Company alleging injury as a result of the plaintiffs’ use of one or more of the Company’s hormone or estrogen therapy products, including  PREMARIN  and  PREMPRO , is described in the Company’s 2008 Financial Report and Quarterly Report on Form 10-Q for the 2009 first quarter. As of June 30, 2009, the Company was defending approximately 8,200 actions brought on behalf of approximately 9,900 women in various federal and state courts throughout the United States (including, in particular, the United States District Court for the Eastern District of Arkansas and the Pennsylvania Court of Common Pleas, Philadelphia County) for personal injuries, including claims for breast cancer, stroke, ovarian cancer and heart disease, allegedly resulting from their use of PREMARIN  or  PREMPRO ..

WYETH
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
(Unaudited)

Of the 31 hormone therapy cases alleging breast cancer that have been resolved after being set for trial, 23 now have been resolved in the Company’s favor (by voluntary dismissal by the plaintiffs (14), summary judgment (5), defense verdict (3) or judgment for the Company notwithstanding the verdict (1)), several of which are being appealed by the plaintiffs. Of the remaining eight cases: five such cases have been settled; one resulted in a plaintiffs’ verdict that was vacated by the court and a new trial ordered (which plaintiffs have appealed); and two ( Rowatt  and  Scroggin ) resulted in plaintiffs’ verdicts that the Company is appealing. One case,  Brockert , that had been resolved in the Company’s favor by summary judgment was affirmed in part and reversed in part on appeal and, accordingly, has been excluded from the preceding summary as this case will go back to trial. Additional cases have been voluntarily dismissed by plaintiffs before a trial setting.

Additional trials of hormone therapy cases are scheduled for 2009. Individual trial results depend on a variety of factors, including many that are unique to the particular case, and the Company’s trial results to date, therefore, may not be predictive of future trial results.

As the Company has not determined that it is probable that a liability has been incurred and an amount is reasonably estimable, the Company has not established any litigation accrual for its hormone therapy litigation. As of June 30, 2009, the Company has recorded $202.0 million in insurance receivables relating to defense and settlement costs of its hormone therapy litigation. The insurance carriers that provide coverage that the Company contends is applicable have either denied coverage or have reserved their rights with respect to such coverage. The Company believes that the denials of coverage are improper and intends to enforce its rights under the terms of those policies.

Patent Litigation

ENBREL Litigation

As previously described in the Company’s 2008 Financial Report, the United States District Court for the District of Delaware entered a final judgment in favor of Amgen that  ENBREL  does not infringe ARIAD Pharmaceuticals, Inc.’s U.S. Patent No. 6,410,516. On June 1, 2009, the U.S. Court of Appeals for the Federal Circuit affirmed the District Court’s decision.

PROTONIX Litigation

In the ongoing litigation described in the Company’s 2008 Financial Report and Quarterly Report on Form 10-Q for the 2009 first quarter relating to generic versions of  PROTONIX  tablets, on May 14, 2009, the U.S. Court of Appeals for the Federal Circuit affirmed the decision of the District Court denying the Company’s and Nycomed GmbH’s (Nycomed) request for a preliminary injunction. A trial on the liability (non-damages) issues in this litigation could occur prior to the end of 2009.

In a letter dated July 3, 2009, Apotex Inc. (Apotex) notified the Company and Nycomed that it has filed a Paragraph IV certification seeking approval to market a generic version of  PROTONIX  20 mg and 40 mg tablets before the expiration of the  PROTONIX  compound

WYETH
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
(Unaudited)

patent (U.S. Patent No. 4,758,579), the same patent at issue in the litigation against Teva Pharmaceuticals USA, Inc. and Teva Pharmaceutical Industries, Ltd., Sun Pharmaceutical Advanced Research Centre Ltd. and Sun Pharmaceutical Industries Ltd. (collectively, Sun) and KUDCO Ireland, Ltd. described above. The Company and Nycomed intend to initiate suit against Apotex.

The Company has dismissed cases brought against certain generic companies that have filed applications seeking to market generic pantoprazole sodium 40 mg base/vial I.V. in the United States. Those cases involved only the listed formulation patents for  PROTONIX ..

EFFEXOR Litigation

As described in the Company’s 2008 Financial Report and Quarterly Report on Form 10-Q for the 2009 first quarter, the Company has settled several patent infringement lawsuits relating to generic capsule versions of  EFFEXOR XR  (extended release capsules). A number of such lawsuits remain pending. In each of these cases, a generic manufacturer filed an application seeking U.S. Food and Drug Administration (FDA) approval to market extended release venlafaxine capsules in the United States prior to the expiration of the Company’s three issued U.S. patents relating to extended release venlafaxine formulations and their use. In each of the cases that have been settled, the Company has granted the generic manufacturer a license to these patents permitting it to market a generic capsule version of  EFFEXOR XR  (extended release capsules) on negotiated dates prior to the expiration of these patents.

On May 18, 2009, pursuant to a settlement agreement between the parties, the United States District Court for the Central District of California entered a consent judgment and dismissed the lawsuit filed by the Company against Wockhardt Limited (Wockhardt), alleging that the filing by Wockhardt of an Abbreviated New Drug Application (ANDA) seeking FDA approval to market extended release venlafaxine capsules infringes the same three patents discussed above. Under the terms of the settlement, the Company has granted Wockhardt a license to these same patents permitting it to market its generic capsule version of  EFFEXOR XR  (extended release capsules) on or after June 1, 2012, subject to earlier launch in limited circumstances but in no event earlier than January 1, 2011. In connection with the license, Wockhardt will pay the Company a specified percentage of profit from sales of its generic product.

WYETH
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
(Unaudited)

The seven lawsuits relating to generic capsule versions of EFFEXOR XR (extended release capsules) that remain pending are summarized in the following table:

Generic Filer	Expiration of 30-Month Stay*	Court	Anticipated Trial Date
Sandoz Inc.	November 14, 2009	U.S.D.C., E.D.N.C.	Not yet scheduled

Mylan Pharmaceuticals Inc.	November 23, 2009	U.S.D.C., N.D.W.V.	October 2009

Biovail Corporation, Biovail Laboratories International SRL and Biovail Technologies, Ltd.	November 15, 2010	U.S.D.C., D. Del.	Not yet scheduled

Apotex Inc. and Apotex Corp.	January 10, 2011	U.S.D.C., S.D. Fla.	January 2010

Torrent Ltd. and Torrent Inc.	June 1, 2011	U.S.D.C., D. Del.	Not yet scheduled

Zydus Pharmaceuticals (USA) Inc. and Cadila Healthcare Limited	August 27, 2011	U.S.D.C., D. Del.	Not yet scheduled

Orgenus Pharma Inc. and Orchid Chemicals and Pharmaceuticals Ltd.	November 22, 2011	U.S.D.C., D. N.J.	Not yet scheduled

*     Stay could terminate upon an earlier court decision holding the patents at issue invalid or not infringed.

WYETH
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
(Unaudited)

Commercial Litigation

Merger-Related Litigation

As described in the Company’s 2008 Financial Report and Quarterly Report on Form 10-Q for the 2009 first quarter and in the proxy statement/prospectus for the Company’s 2009 Annual Meeting of Stockholders, purported class actions were commenced by the Company’s stockholders in the Delaware Court of Chancery (the Delaware Action) and in federal and state court in New Jersey against the Company and members of its Board of Directors seeking to rescind the Company’s merger agreement with Pfizer. On June 10, 2009, the Company, the Company’s directors and Pfizer entered into a memorandum of understanding with the plaintiffs in the Delaware Action reflecting an agreement in principle to settle the Delaware Action based on an agreement by the Company and its directors to include in the proxy statement/prospectus relating to the merger certain additional disclosures relating to the transaction. The Company, its directors and Pfizer each have denied, and continue to deny, that they have committed or aided and abetted the commission of any violation of law or engaged in any of the wrongful acts alleged in the Delaware Action, and expressly maintain that they diligently and scrupulously complied with their fiduciary and other legal duties. The Company, its directors and Pfizer believe the Delaware Action is without merit, and they entered into the memorandum of understanding solely to avoid the risk of delaying the merger and to minimize the expense of litigation. The memorandum of understanding is subject to customary conditions including completion of appropriate settlement documentation, completion of due diligence to confirm the fairness of the settlement, approval by the Delaware Court of Chancery, and consummation of the merger.

If the settlement is consummated, the Delaware Action will be dismissed with prejudice and the defendants and other released persons will receive from or on behalf of all persons and entities who held the Company’s common stock at any time from January 26, 2009 through the date of consummation of the merger a release of all claims relating to the merger, the merger agreement and the transactions contemplated therein, and the disclosures made in connection therewith (including the claims asserted in the lawsuits filed in New Jersey state and federal courts). Members of the purported plaintiff class will be sent notice of the proposed settlement, and a hearing before the Delaware Court of Chancery will be scheduled regarding, among other things, approval of the proposed settlement and any application by plaintiffs’ counsel for an award of attorneys’ fees and expenses.

Average Wholesale Price Litigation

In the litigation, described in the Company’s 2008 Financial Report and Quarterly Report on Form 10-Q for the 2009 first quarter, in which plaintiffs allege that the Company and other defendant pharmaceutical companies artificially inflated the Average Wholesale Price (AWP) of their drugs, which allegedly resulted in overpayment by, among others, Medicare and Medicare beneficiaries and state Medicaid plans, two of the pending AWP cases have been dismissed.  Swanston v. TAP Pharmaceuticals Products, Inc., et al. , No. CV2002-004988, Sup. Ct., Maricopa Cty., AZ, a putative state-wide class action pending in Arizona, has been dismissed on summary judgment because the sole named plaintiff and class representative used only one drug, Lupron (a drug not manufactured or sold by the Company), and the defendants were able to show that the plaintiff never purchased the drug based on an inflated AWP. In  The People of Illinois v. Abbott Laboratories, Inc., et al ., No. 05CH0274, Cir. Ct., Cook Cty., IL, the plaintiff State of Illinois has agreed to the dismissal without prejudice of the case against the Company.

WYETH
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
(Unaudited)

Government Investigations

In connection with the grand jury investigation into the Company’s pricing and promotional practices relating to PROTONIX described in the Company’s 2008 Financial Report and Quarterly Report on Form 10-Q for the 2009 first quarter, on May 18, 2009, the United States Attorney’s Office for the District of Massachusetts and the Civil Division of the U.S. Department of Justice filed a complaint in intervention in two  qui tam  actions that had been filed under seal in the U.S. District Court for the District of Massachusetts.  United States et al. ex rel. Kieff v. Wyeth , Civil Action No. 03-12366-DPW. The complaint alleges that the Company violated the civil False Claims Act and federal common law by misreporting its “Best Price” for  PROTONIX  between 2001 and 2006. The two underlying  qui tam  complaints, which contain similar allegations, also were unsealed. Thereafter, on June 15, 2009, 15 states and the District of Columbia filed a complaint under the same docket number asserting violations of their various state laws based on allegations nearly identical to the federal complaint. On July 27, 2009, the Company waived service of the government’s complaint and moved to dismiss the complaint on several grounds. As of this date, the Company has not been served with any of the operative complaints. The Company believes that its pricing calculations were correct and intends to defend itself vigorously in these actions. The grand jury investigation continues.

Antitrust Matters

On July 8, 2009, the European Commission issued its final report in the European Commission’s sector-wide competition law inquiry into the pharmaceutical industry,  EU Pharmaceuticals Sector Inquiry , Case No. COMP/D2/39.514, described in the Company’s 2008 Financial Report, and announced the opening of one formal antitrust investigation, which did not involve the Company.

Environmental Proceedings

MPA Matter

In the criminal proceedings in Ireland, described in the Company’s 2008 Financial Report, in which Wyeth Medica Ireland (WMI) has been charged with violations of the Irish Waste Management Act and violations of WMI’s Integrated Pollution Prevention and Control License in connection with shipments of medroxyprogesterone acetate (MPA)-contaminated sugar water waste from WMI’s Newbridge, Ireland facility, the Company has withdrawn its appeal in the Irish Supreme Court challenging the right of the Director of Public Prosecutions and the Irish Environmental Protection Agency to prosecute the alleged violations of WMI’s Integrated Pollution Prevention and Control License. On June 12, 2009, the proceedings were transferred from the Naas Circuit Court, where they originally had been brought, to the Dublin Circuit Court, and on July 10, 2009, the matter was set for trial on June 2, 2010.

WYETH
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
(Unaudited)

Regulatory Matters

EFFEXOR Proceedings

In May 2009, at the FDA’s request, the Company withdrew its pending petitions for reconsideration and stay of the FDA’s grant of an April 2003 petition by a consultant on behalf of an unnamed client seeking the FDA’s permission to submit an ANDA for venlafaxine extended release tablets utilizing the Company’s  EFFEXOR XR  (extended release capsules) as the reference product (as described in the Company’s 2008 Financial Report). As part of its November 2008 ruling that Sun’s ANDA for venlafaxine extended release tablets referencing  EFFEXOR XR  (extended release capsules) must be withdrawn on the ground that its proper reference drug should be Osmotica Pharmaceutical Corp.’s venlafaxine extended release tablet product, not  EFFEXOR XR  (extended release capsules) (see Patent Litigation –  EFFEXOR  Litigation in the Company’s 2008 Financial Report), the FDA had stated that the outcome made it unnecessary to address the issues raised in the Company’s petitions for stay and reconsideration.

Note 11.	Company Data by Segment

The Company has four reportable segments: Wyeth Pharmaceuticals (Pharmaceuticals), Wyeth Consumer Healthcare (Consumer Healthcare), Fort Dodge Animal Health (Animal Health) and Corporate. The Company’s Pharmaceuticals, Consumer Healthcare and Animal Health reportable segments are strategic business units that offer different products and services. The reportable segments are managed separately because they develop, manufacture, distribute and sell distinct products and provide services that require differing technologies and marketing strategies. The Company’s Corporate segment is responsible for the audit, controller, treasury, tax and legal operations of the Company’s businesses and maintains and/or incurs certain assets, liabilities, income, expense, gains and losses related to the overall management of the Company that are not allocated to the other reportable segments.

WYETH
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
(Unaudited)

The following tables set forth Net revenue for the Company’s principal products and reportable segments, as well as Income (loss) before income taxes  for the Company’s reportable segments for the three and six months ended June 30, 2009 and 2008:

	Net Revenue
	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands)	2009	2008	2009	2008
Pharmaceuticals:
EFFEXOR	$771,750	$1,022,221	$1,590,591	$2,043,607
PREVNAR	783,615	690,654	1,538,265	1,396,457
ENBREL
Outside U.S. and Canada	736,734	692,482	1,363,475	1,298,040
Alliance revenue - U.S. and Canada	303,347	283,677	543,555	609,991
Nutrition	435,838	430,086	851,329	841,291
ZOSYN/TAZOCIN	304,375	319,272	614,295	661,228
PREMARIN family	257,530	270,843	503,166	546,984
Hemophilia family(1)	247,930	250,671	454,356	489,882
PROTONIX family(2)	237,178	228,026	452,435	387,190
Other	700,335	779,260	1,355,599	1,451,315
Total Pharmaceuticals	4,778,632	4,967,192	9,267,066	9,725,985
Consumer Healthcare	631,439	664,892	1,244,023	1,340,100
Animal Health	285,089	313,274	561,044	589,922
Total net revenue	$5,695,160	$5,945,358	$11,072,133	$11,656,007

(1)
The Hemophilia family net revenue for the 2009 second quarter and first half included revenue from BENEFIX of $153,773 and $284,047, respectively, and  REFACTO/XYNTHA  of $94,157 and $170,309, respectively, and the 2008 second quarter and first half included revenue from  BENEFIX  of $152,563 and $302,552, respectively, and  REFACTO/XYNTHA  of $98,108 and $187,330, respectively.

(2)
PROTONIX family net revenue for the 2009 second quarter and first half included revenue from the Company’s own generic version of $150,212 and $273,524, respectively, and the branded product of $86,966 and $178,911, respectively, and the 2008 second quarter and first half included revenue from the Company’s own generic version of $123,276 and $199,104, respectively, and the branded product of $104,750 and $188,086, respectively.

WYETH
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
(Unaudited)

	Income (Loss) before Income Taxes
(In thousands)	Three Months Ended June 30,		Six Months Ended June 30,
Segment	2009	2008	2009	2008
Pharmaceuticals(1)	$1,816,281	$1,741,464	$3,535,703	$3,437,193
Consumer Healthcare(1)	141,036	119,823	273,866	241,083
Animal Health	81,769	69,897	158,663	131,267
Corporate(2)	(232,822)	(312,338)	(473,516)	(432,710)
Total	$1,806,264	$1,618,846	$3,494,716	$3,376,833

(1)
Income (loss) before income taxes for the 2009 second quarter and first half included gains from product divestitures of approximately $4,196 and $29,351, respectively, which pertained primarily to the Consumer Healthcare segment. Income (loss) before income taxes for the 2008 second quarter and first half included gains from product divestitures of $10,143 and $33,201, which pertained primarily to the Pharmaceuticals and Consumer Healthcare segments.

(2)
Corporate loss before income taxes included a net charge of $44,865 for the 2009 second quarter and $116,615 for the 2009 first half compared with $155,200 for the 2008 second quarter and $236,160 for the 2008 first half related to the Company’s productivity initiatives. For discussion of the Company’s productivity initiatives as it relates to each reportable segment, see Note 7, “Productivity Initiatives.” In addition, the 2009 second quarter and 2009 first half included costs related to the proposed merger with Pfizer of $21,221 and $48,471, respectively.

Note 12.	Merger Agreement with Pfizer

On January 26, 2009, the Company announced it had entered into a definitive merger agreement with Pfizer, a Delaware corporation, and a wholly owned Delaware subsidiary of Pfizer. Pursuant to the merger agreement and subject to the conditions set forth therein, the Pfizer subsidiary will merge with and into the Company, with the Company surviving as a wholly owned subsidiary of Pfizer.

As a result of the merger, each outstanding share of the Company’s common stock, other than shares of restricted stock (for which holders will be entitled to receive cash consideration pursuant to separate terms of the merger agreement), and shares of common stock held directly or indirectly by the Company or Pfizer (which will be canceled as a result of the proposed merger), and other than those shares with respect to which appraisal rights are properly exercised and not withdrawn, will be converted into the right to receive $33.00 in cash, without interest, and 0.985 of a validly issued, fully paid and non-assessable share of common stock of Pfizer. Under the terms of the merger agreement, in the event that the number of shares of common stock of Pfizer issuable as a result of the merger would exceed 19.9% of the outstanding shares of common stock of Pfizer immediately prior to the closing of the merger, the stock portion of the merger consideration will be reduced so that no more than 19.9% of the outstanding shares of common stock of Pfizer become issuable in the merger, and the cash portion of the merger consideration will be increased by a corresponding amount.

WYETH
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
(Unaudited)

The completion of the merger is subject to certain conditions, including, among others (i) adoption of the merger agreement by the Company’s stockholders (which occurred on July 20, 2009), (ii) the absence of certain legal impediments to the consummation of the merger, (iii) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and obtaining antitrust approvals in certain other jurisdictions (on July 17, 2009, the European Commission, one such jurisdiction, approved the proposed merger, subject to certain conditions), (iv) subject to certain materiality exceptions, the accuracy of the representations and warranties made by the Company and Pfizer, respectively, and compliance by the Company and Pfizer with their respective obligations under the merger agreement, (v) declaration of the effectiveness by the Securities and Exchange Commission of the Registration Statement on Form S-4 filed by Pfizer (which occurred on June 17, 2009), and (vi) the lenders providing Pfizer with debt financing in connection with the merger shall not have declined to provide such financing at closing due to the occurrence of a Parent Material Adverse Effect (as defined in the merger agreement) or due to Pfizer failing to obtain certain credit ratings (the Specified Financing Condition). As of June 3, 2009, Pfizer had replaced its debt financing commitments with permanent financing through the issuance of unsecured senior notes, and, therefore, the Specified Financing Condition no longer is applicable.

A copy of the merger agreement was filed as an exhibit to the Company’s Current Report on Form 8-K filed on January 29, 2009.

There are no assurances that the proposed transaction with Pfizer will be consummated on the expected timetable (at the end of the third quarter or during the fourth quarter of 2009) or at all. The merger agreement contains specified termination rights for the parties and sets forth specified circumstances under which either the Company or Pfizer would be required to pay the other party a termination fee in connection with the exercise of such termination rights.

The merger agreement with Pfizer received the required approval of stockholders at Wyeth’s Annual Meeting of Stockholders on July 20, 2009. Over 98 percent of votes cast and approximately 78 percent of the outstanding shares were voted in favor of the proposed merger with Pfizer.

During the 2009 second quarter and first half, the Company incurred $21.2 million after-tax ($0.02 per share-diluted) and $48.5 million after-tax ($0.04 per share-diluted), respectively, of costs related to the proposed merger with Pfizer.